EXHIBIT 10.5.4
NOTE

$25,000,000.00	July 26, 2012

FOR VALUE RECEIVED, STARBOARD RESOURCES, INC., a Delaware corporation (the “Borrower”) hereby promises to pay to MUTUAL OF OMAHA BANK (the “Lender”), or its registered assigns, at the principal office of MUTUAL OF OMAHA BANK (the “Administrative Agent”), at 520 Post Oak Blvd, Suite 700, Houston, TX 77027, the principal sum of Twenty-Five Million Dollars ($25,000,000.00) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, interest rate and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender.  Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of this Note.

This Note is one of the Notes referred to in the Credit Agreement dated as of July 26, 2012 among the Borrower, the Administrative Agent, and the other agents and lenders signatory thereto (including the Lender), and evidences Loans made by the Lender thereunder (such Credit Agreement as the same may be amended, supplemented or restated from time to time, the “Credit Agreement”).  Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is a registered Note and, as provided in the Credit Agreement, upon surrender of this Note for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or such holder’s attorney duly authorized in writing), a new Note for a like aggregate principal amount will be issued to, and registered in the name of, the transferee.  Prior to the due presentment for registration and transfer, the Borrower may treat the Person in whose name this Note is registered as the holder and the owner of this Note for the purpose of receiving payment and for all other purposes of this Note and the Credit Agreement.  Notwithstanding anything to the contrary herein, the right to receive payments of interest and principal under this Note shall be transferable only upon surrender for cancellation of this Note, and the issuance of a new Note registered in the name of the transferee.  In addition, the Administrative Agent, acting as agent for the Borrower, shall maintain a register in which it shall record the name of the holder or any transferee, and no transfer shall be valid unless so registered.

This Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents.  The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

STARBOARD RESOURCES, INC.

By:
Name:
Title:

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